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Exhibit (a)(iii)

CB RICHARD ELLIS SERVICES, INC.

Withdrawal of
Tendered Options Letter
Pursuant to the
Offer to Purchase
Dated June 19, 2001

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT NOON,
NEW YORK CITY TIME, ON JULY 18, 2001,
UNLESS CB RICHARD ELLIS SERVICES, INC. EXTENDS THE OFFER

To:  CB Richard Ellis Services, Inc.
505 Montgomery Street, 6th Floor
San Francisco, California 94111
Attn: Walter Stafford
Telephone: (415) 733-5502
Facsimile: (415) 733-5555

    Pursuant to the terms and subject to the conditions of the Offer to Purchase dated June 19, 2001, and this Withdrawal of Tendered Options Letter, (a) I previously delivered to the Company a Letter of Transmittal (the "Letter of Transmittal") for the tender of options (the "Previously Tendered Options") to purchase shares of common stock, par value $0.01 per share ("Option Shares"), of CB Richard Ellis Services, Inc. (the "Company") outstanding under one or more of the Company's stock option plans (the "Plans") and I hereby withdraw my prior tender of the following Previously Tendered Options (to validly withdraw the tender of such Previously Tendered Options you must complete the following table according to the Instructions attached to this Withdrawal of Tendered Options Letter):

Number of Option Shares Subject to Previously Tendered Options(1)	Grant Dates of Previously Tendered Options	Exercise Prices of Previously Tendered Options

(1)
List each grant of Previously Tendered Options on a separate line even if more than one grant of Previously Tendered Options was received on the same date.

    You must complete and sign the following exactly as your name appears on the Letter of Transmittal and the option agreement or agreements evidencing the options listed above. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signer's full title and include with this

Withdrawal of Tendered Options Letter proper evidence of the authority of such person to act in such capacity.

Signature:	Date:
Name:	Address:
Capacity:
Tax ID/SSN:	Telephone No.:

    Upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 19, 2001 (the "Offer to Purchase") and in this Withdrawal of Tendered Options Letter (this "Withdrawal Letter"), I hereby withdraw my previous tender to the Company for cancellation and payment of options to purchase Option Shares specified in the table on page 1 of this Withdrawal Letter (the "Previously Tendered Options"). I hereby represent and warrant that I have full power and authority to withdraw my tender of the Previously Tendered Options.

    The name of the holder of the Tendered Options appears below exactly as it appears on the Letter of Transmittal previously delivered to the Company and the option agreement or agreements representing the Previously Tendered Options. In the appropriate boxes of the table on page 1 of this Withdrawal Letter, I have listed for each Previously Tendered Option the total number of Option Shares subject to the Previously Tendered Options, the grant dates of the Previously Tendered Options and the exercise prices.

    I understand and acknowledge that:

      (1) I may not rescind my withdrawal of Previously Tendered Options from the Offer and the withdrawn Previously Tendered Options will thereafter be deemed not properly tendered for purposes of the Offer, unless such withdrawn Previously Tendered Options are properly re-tendered prior to the Expiration Date by following the procedures described in the Offer to Purchase and the related Letter of Transmittal.

      (2) All options that I choose not to tender will remain outstanding and retain their current exercise price and vesting schedule.

      (3) After the merger in connection with which the Offer is being made, the Company will be a wholly-owned subsidiary of CBRE Holding, Inc. and the common stock of the Company will be delisted from the New York Stock Exchange and may be deregistered under the Securities Exchange Act of 1934, and with respect to any options that I choose not to tender or that are not accepted for purchase, if such options are exercised after the merger, I will receive common stock of a subsidiary of CBRE Holding, Inc., which common stock will be difficult, if not impossible to sell.

      (4) I have read the section of the Offer to Purchase titled "Significant Consequences to Non-Tendering Optionholders."

      (5) The Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

      (6) I have read, understand and agree to all of the terms and conditions of the Offer.

    All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this withdrawal of Previously Tendered Options is irrevocable.

    The Offer is not being made to (nor will Tendered Options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

INSTRUCTIONS

These Instructions Form Part of the Terms and Conditions of the Offer

    1.  Delivery of Withdrawal of Tendered Options Letter of Transmittal.  This Withdrawal of Tendered Options Letter, properly completed and duly executed, and any other documents required by this Withdrawal of Tendered Options Letter, must be received by the Company at its address or facsimile number set forth on the front cover of this Withdrawal of Tendered Options Letter on or before the Expiration Date. The Company will not accept any alternative or contingent withdrawals of tenders.

    Delivery of this Withdrawal of Tendered Options Letter to an address other than as set forth on page 1 of this Withdrawal of Tendered Options Letter or transmission via facsimile to a number other than as set forth on page 1 of this Withdrawal of Tendered Options Letter will not constitute a valid delivery.

    The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested and that you properly insure the documents. If you choose to deliver by facsimile, we recommend that you confirm the Company's receipt of the facsimile transmission by calling the Company at the phone number set forth on the page 1 of this Withdrawal of Tendered Options Letter. In all cases, you should allow sufficient time to ensure timely delivery.

    2.  Re-Tender of Withdrawn Previously Tendered Options.  Re-tenders of withdrawn Previously Tendered Options may be made pursuant to the Offer at any time prior to the Expiration Date. If the Offer is extended by the Company beyond that time, you may re-tender withdrawn Previously Tendered Options at any time until the extended expiration of the Offer. To re-tender withdrawn Previously Tendered Options, you must deliver a properly completed and duly executed Letter of Transmittal to the Company in the manner set forth in the Letter of Transmittal while you still have the right to tender options in the Offer.

    3.  Inadequate Space.  If the space provided in the table on page 1 of this Withdrawal of Tendered Options Letter is inadequate, the information requested should be provided on a separate schedule attached to this Withdrawal of Tendered Options Letter.

    4.  Withdrawal of Tenders.  If you intend to withdraw your tender of Previously Tendered Options pursuant to the Offer, you must complete the table on page 1 of this Withdrawal of Tendered Options Letter by providing the number of Option Shares subject to each grant of Previously Tendered Options, the grant date of each grant of Previously Tendered Options and the exercise price of each grant of Previously Tendered Options. You may withdraw your tender of some, all or none of your Previously Tendered Options. See the section of the Offer to Purchase titled "The Offer."

    With respect to any Previously Tendered Options that you withdraw, you will continue to hold such non-tendered options to acquire Option Shares after the Offer. However, after the merger in connection with which the Offer is being made, the Company will be a wholly-owned subsidiary of CBRE Holding, Inc., and the common stock of the Company will be delisted from the New York Stock Exchange and may be deregistered under the Securities Exchange Act of 1934. Accordingly, if you exercise your non-tendered options after the merger, you will receive common stock of a subsidiary of CBRE Holding, Inc., which shares will be difficult, if not impossible to sell. See the section of the Offer to Purchase titled "Significant Consequences To Non-Tendering Optionholders."

    5.  Signatures on this Withdrawal of Tendered Options Letter.  If this Withdrawal of Tendered Options Letter is signed by the holder of the Previously Tendered Options, the signature must correspond with the name as written on the previously delivered Letter of Transmittal and the face of the option agreement or agreements to which the Previously Tendered Options are subject without alteration, enlargement or any change whatsoever. If this Withdrawal of Tendered Options Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Withdrawal of Tendered Options Letter.

    6.  Requests for Assistance or Additional Copies.  Any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase, the Letter of Transmittal or this Withdrawal of Tendered Options Letter, may be directed to Walter Stafford at the address given on page 1 of this Withdrawal of Tendered Options Letter or at (415) 733-5502. The Company will promptly furnish copies at its expense.

    7.  Irregularities.  Neither we nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal of Tendered Options Letter, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of any Withdrawal of Tendered Options Letter. Our determination of these matters will be final and binding.

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  Exhibit (a)(iii)
NOTICE OF WITHDRAWAL
INSTRUCTIONS